Exhibit D-3


                    PUBLIC SERVICE COMMISSION
                        OF WEST VIRGINIA
                           CHARLESTON

                   Entered:  October 29, 1996

CASE NO. 96-1101-E-PC

APPALACHIAN POWER COMPANY, a corporation, and WHEELING POWER COMPANY, a corporation, both dba AMERICAN ELECTRIC POWER.
     Petition for consent and approval of
     amendments to Service Agreements with
     American Electric Power Service Corporation, an affiliate, for the provision of certain services and entering into Affiliated
     Transactions Agreements with certain of their affiliates pursuant to W. Va. Code, Sec. 24-2-12.


                      RECOMMENDED DECISION

     On September 4, 1996, Appalachian Power Company (APCo) and Wheeling Power Company (Wheeling), both dba American Electric Power
(AEP), filed a joint petition, pursuant to the provisions of West Virginia Code Sec. 24-2-12, seeking Commission consent and approval to amend their existing Service Agreements [in addition to approval of the Public Service Commission of West Virginia, the amendments to the existing Service Agreement must also be approved by the Securities and Exchange Commission and the Virginia State Corporation Commission] with American Electric Power Service Corporation (Service Corporation), an affiliate, for the provision of certain services [on May 28, 1980, the Commission issued an Order in Case No. 80-138-E-PC, approving the existing service agreements, dated January 1, 1980, between APCo, Wheeling and the Service Corporation] and, where appropriate, to enter into an Affiliated Transactions Agreement with certain affiliates [Columbus Southern Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company and Ohio Power Company] to provide services, sell goods and make facilities and vehicles available to each other. AEP states that the amendments are necessary because of organizational realignments necessary to: (a) unbundle electric services consistent with customer desires and the evolving regulatory structures of the industry and (b) achieve significant operational efficiency. It is further alleged that the organizational realignment will create no new legal entities, no utility assets will be transferred and the arrangements will not confer upon any party thereto an undue advantage over any other party thereto, and do not adversely affect the public in West Virginia.

     On October 10, 1996, Staff Attorney Caryn Watson Short filed an Initial and Final Joint Staff Memorandum. A Utilities Division Final Staff Memorandum dated October 8, 1996, from Thomas D. Sprinkle, Senior Utilities Analyst, Energy Section, Utilities Division, was attached thereto. Both of these Memoranda recommended approval of the amendments, without approving the terms and conditions of the agreements for ratemaking purposes.

     By Order dated October 21, 1996, the Commission referred this matter to the Division of Administrative Law Judges for disposition and ordered that an Administrative Law Judge's decision be rendered on or before April 3, 1997.

                        FINDINGS OF FACT

     1. On September 4, 1996, Appalachian Power Company and Wheeling Power Company, both dba American Electric Power, filed a joint petition seeking Commission consent and approval to amend their existing Service Agreements with American Electric Power Service Corporation, an affiliate, and, where appropriate, to enter into an Affiliated Transactions Agreement with certain affiliates. (See September 4, 1996 filing).

     2. Commission Staff recommended approval of the proposed amendments. (See October 9, 1996 Initial and Final Joint Staff
Memorandum and attachment).

                        CONCLUSION OF LAW

     Upon consideration of the above, the undersigned Administrative Law Judge is of the opinion that it is reasonable and appropriate to approve APCo and Wheeling's request to amend their existing Service Agreements with American Electric Power Service Corporation and to enter into an Affiliated Transactions Agreement with certain affiliates, without specifically approving the terms and conditions thereof.

                              ORDER

     IT IS, THEREFORE, ORDERED that the joint petition filed on September 4, 1996, by Appalachian Power Company and Wheeling Power Company, seeking Commission consent and approval to amend their existing Service Agreements with American Electric Power Service Corporation and, where appropriate, to enter into an Affiliated Transactions Agreement with certain affiliates, be, and hereby is, granted, without specifically approving the terms and conditions of said amendments and agreements.

     IT IS FURTHER ORDERED that this matter be, and hereby is, removed from the Commission's docket of open cases.

     The Acting Executive Secretary is hereby ordered to serve a copy of this order upon the Commission by hand delivery, and upon all parties of record by United States Certified Mail, return receipt requested.

     Leave is hereby granted to the parties to file written exceptions supported by a brief with the Acting Executive Secretary of the Commission within fifteen (15) days of the date this order is mailed. If exceptions are filed, the parties filing exceptions shall certify to the Acting Executive Secretary that all parties of record have been served said exceptions.

     If no exceptions are so filed this order shall become the order of the Commission, without further action or order, five (5) days following the expiration of the aforesaid fifteen (15) day time period, unless it is ordered stayed or postponed by the Commission.

     Any party may request waiver of the right to file exceptions to an Administrative Law Judge's order by filing an appropriate petition in writing with the Secretary. No such waiver will be effective until approved by order of the Commission, nor shall any such waiver operate to make any Administrative Law Judge's Order or Decision the order of the Commission sooner than five (5) days after approval of such waiver by the Commission.

                         /s/ Melissa K. Marland
                      Chief Administrative Law Judge